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Exhibit 10.6

EMPLOYMENT AGREEMENT

        AGREEMENT made as of the 27th day of April,1995, between BUTTE COMMUNITY BANK (hereinafter referred to as the "Employer"), and John F. Coger (hereinafter referred to as the "Executive").

WITNESSETH:

        WHEREAS, Employer is desirous of employing Executive in the capacity hereinafter stated, and Executive is desirous of continuing in the employ of Employer in such capacity, for the period and on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    EMPLOYMENT

        Employer hereby employs Executive as its Sr. Vice President/CFO, and Executive accepts the duties that are customarily performed by the Sr. Vice President/CFO of a commercial bank in California and accepts all other duties described herein, and agrees to discharge the same faithfully and to the best of his ability and consistent with the highest and best standards of the banking industry, in accordance with the policies of the Board as established, and in compliance with all laws and the Employer's Articles, Bylaws, Policies and Procedures. Executive shall devote adequate business time and attention to the business and affairs of Employer to which he may be elected or appointed and shall perform the duties thereof to the best of his ability.

2.    COMPETITIVE ACTIVITIES

        Except as permitted by the prior written consent of the Board of Directors, Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, as an employee, employer, consultant, agent, corporate officer, or director, whether for compensation or otherwise, which are in conflict with employer's interests. Executive shall perform such other duties as shall be from time to time prescribed by the Board of Directors of Employer.

        Executive shall have such responsibility and duties and such authority to transact business on behalf of Employer, as are customarily incident to the office.

3.    UNIQUENESS OF EMPLOYEE'S SERVICES

        Employee hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

4.    TERM

        Employer hereby employs Executive and Executive hereby enters into an employment agreement with Employer for the period of three (3) years (the "Term"), commencing with the Effective Date of April 27,1995 subject however, to prior termination of this Agreement as hereinafter provided. This agreement will automatically renew for three year terms on the annual anniversary of this agreement. Where used herein, "Term" shall refer to the entire period of employment of Executive by Employer, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual agreement in writing by the Employer and Executive.

5.    COMPENSATION

        In consideration for all services to be rendered by Executive to Employer, Employer agrees to compensate the Executive as set forth in Exhibit A. The Board of Directors may increase the base salary based on Executive's performance and Employer's performance and profitability biannually. Such salary increases shall be within the sole discretion of the Board of Directors. In addition, Executive may receive incentive compensation as the Board of Directors have outlined in the Incentive Compensation Plan for Senior Management adopted June 15, 1993. Executive's base salary shall be paid semi-monthly. Employer shall deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective anytime during the term of this Agreement.

        Executive shall be entitled to participate in any and all other employee benefits and plans that may be developed and adopted by the Employer. Executive's participation in Employer's 401K program is limited to employee contributions in consideration of executive participation in the Executive Salary Continuation Agreement as revised of even date with this agreement (see Addendum A).

6.    STOCK OPTION

        Employer agrees to grant Executive stock options as set forth in the Executive's stock option agreement dated October 8, 1991. It is the Employer's sole right to grant stock options in addition to those options granted by the Executive's Stock Option Agreement dated October 8, 1991.

7.    REIMBURSEMENT

        Employer agrees to reimburse Executive for all ordinary and necessary expenses incurred by Executive on behalf of Employer, including entertainment, meals and travel expenses. Any costs incurred by Executive for conventions, meetings and seminars will be reimbursed as well as special social entertainment expenses, provided the Board of Directors of Employers approves such.

        Employer agrees to pay operating costs for Executive's cellular telephone, provided Executive gives to Employer a detailed listing of such operating costs prior to payment by Employer.

8.    INSURANCE

        Employer provides Executive with Employer's standard health and life insurance benefits which are now or may hereinafter be in effect. Such benefits shall include Accidental Death and Dismemberment and Basic Medical-Dental and Major Medical. Provision of the insurance will commence on the Effective Date and is subject to Executive's passing the necessary physical examinations for qualification, if necessary. The Employer has instituted a "keyman" life insurance policy with the Employer as beneficiary of the policy (see Addendum A).

9.    VACATION

        Executive shall be entitled to accrue up to four (4) weeks vacation during each year of the Term with at least (2) weeks to be taken in a consecutive period.

10.    TERMINATION

        Employer shall have the right to terminate this Employment Agreement for any of the following reasons by serving written notice upon Executive:

  (a)
  Willful breach of or habitual neglect of or failure to perform or inability to perform Executive's duties and obligations.

  (b)
  Illegal conduct, constituting a crime involving moral turpitude, illegal conduct, or conviction of a felony, or any conduct detrimental to the interest of Employer;

  (c)
  Physical or mental disability rendering Executive incapable of performing his duties for a consecutive period of 180 days, or by death;

  (d)
  Determination by Employer's Board of Directors that the continued employment of Executive is detrimental to the best interest of Employer, or for any reason whatsoever as determined by Employer's Board of Directors and in the sole and absolute discretion of Employer's Board of Directors.

        In the event this Agreement is terminated for any of the reasons specified in the paragraphs (a), (b), or (c) above, Executive will be paid three month's salary calculated as of the date of Executive's termination, plus any pay in lieu of vacation accrued to, but not taken as of the date of termination. Such termination pay shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement other than rights, if any, to exercise any of the stock options vested prior to such termination. The insurance benefits provided herein shall be extended at Employer's sole cost for thirty (30) days following the date of termination.

        In the event this Agreement is terminated for any reasons specified in paragraph (d), above, Executive shall be annually entitled to termination pay in the amount equal to the Executive's total compensation during the most recent full calendar year, for the period of time remaining as described under #4 Term, of this agreement. Such termination pay shall be paid in a lump sum and shall be considered to be full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement except the rights to exercise any stock options or vested interest in any Executive Salary Continuation Agreement. Insurance benefits provided herein shall be extended at Employer's sole cost for three (3) months following the date of termination.

11.    ACQUISITION OR DISSOLUTION OF EMPLOYER

        This Employment Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer. Notwithstanding the foregoing, in the event proceedings for liquidation of Employer are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate. In the event of any merger or consolidation where Employer is not the surviving or resulting corporation, or the Executive is not retained in a like position, or upon transfer of all or substantially all of the assets of Employer, Executive shall be paid an amount equal to the remaining term as described in #4 Term, of this agreement. Such lump sum payment shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement, except for-rights, if any, under Executive stock option agreement or vested interest in any Executive Salary Continuation Agreement.

12.    INDEMNIFICATION

        To the extent permitted by law, Employer shall indemnify Executive who was or is a party or is threatened to be made a party in any action brought by a third party against the Executive (whether or not Employer is joined as a party defendant) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with said action if Executive acted in good faith and in a manner Executive reasonably believed to be in the best interest of the Employer (and with respect to a criminal proceeding if Executive had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of his employment as an officer or employee of Employer.

13.    RETURN OF DOCUMENTS

        Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used or developed by Executive during the Term are solely the property of Employer, and Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive's representatives shall promptly deliver possession of all of said property to Employer m good condition.

14.    TRADE SECRETS

        The parties acknowledge and agree that during the term of this agreement and in the course of discharge of Executive's duties hereunder, Executive shall have access to and become acquainted with information concerning the operation of Employer, including without limitation, financial, personnel, and other information that is owned by Employer and regularly used in the operation of Employer's business, and that such information constitutes Employer's trade secrets.

        Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of Executive's employment hereunder.

        Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer's trade secrets obtained by Employee during the course of Executive's employment under this agreement, including information concerning Employer's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement or at any other time thereafter.

15.    NOTICES

        Any notice, request, or demand, or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the U.S. mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address given at the beginning of this Agreement or at any other address as Employer or Executive may designate to the other in writing.

16.    BENEFIT OF AGREEMENT

        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

17.    APPLICABLE LAW

        This Agreement is to be governed by and construed under the laws of the State of California.

18.    CAPTIONS AND PARAGRAPH HEADINGS

        Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

19.    INVALID PROVISIONS

        Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provisions eliminated.

20.    ENTIRE AGREEMENT

        This Agreement contains the entire agreement of the parties and it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer, except to the extent that the parties have entered into a Stock Option and Executive Compensation Agreements. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or its addendum, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Employer and Executive.

21.    CONFIDENTIALITY

        This Agreement is to be held confidential. Breach of such confidentiality by Executive will be subject to termination under the provisions of 8(a) of this Agreement.

22.    ARBITRATION

        Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled pursuant to an Arbitration Agreement to be entered into by the parties, and in the event there is no arbitration agreement, then in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

23.    LEGAL COSTS

        If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees and costs of suit.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Dated: April 25, 1995	By	/s/ E L MATTHEWS Butte Community Bank
Dated: April 26, 1995	By	/s/ JOHN F. COGER

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  Exhibit 10.6
EMPLOYMENT AGREEMENT
WITNESSETH